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                                  EXHIBIT 11.1
                 STATEMENT RE COMPUTATION OF NET LOSS PER SHARE



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
                                 Period From
                                 Inception
                                 (July 20, 1987) to     Year Ended               Six Months Ended
                                 December 31, 1995      December 31, 1996  June 30, 1996  June 30, 1997
Weighted average common
shares outstanding                    8,003,587             12,050,450      12,198,398      12,599,257

Common equivalent shares
Bulletins Nos. 55, 64, 83
   Stock Options Exercise           $ 4,504,853            $ 4,219,102     $ 4,221,603     $ 4,158,240
   Total Option Shares                5,122,309              4,755,309       4,805,309       4,549,559
   Option Shares at Exercise
     Market Value of $4.00            1,126,213              1,054,776       1,055,401       1,039,560
     Equivalent Shares                3,996,096              3,700,533       3,749,908       3,509,999

Shares used in computing
net less per share                    8,003,587             12,050,450      12,198,398      12,599,257

Shares used in computing
pro forma net loss per share         11,999,683             15,750,983      15,948,306      16,109,256

Net loss                            $(2,579,637)            $ (849,783)     $ (364,928)    $  (495,596)

Net loss per share                  $     (0.32)            $    (0.07)     $    (0.03)     $    (0.04)

Pro forma net loss per share        $     (0.22)            $    (0.05)     $    (0.02)     $    (0.03)
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